NEWS RELEASE	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: January 31, 2005	URL:	www.bandag.com

BANDAG, INCORPORATED REPORTS 4TH QUARTER AND ANNUAL RESULTS
Bandag, Inc. (NYSE: BDG and BDGA)

Flash Results

(Numbers in Millions, Except Per Share Data)

	Q4 2004	Q4 2003	12 Mos. 2004	12 Mos. 2003
Net sales	$232.8	$225.7	$854.2	$816.4
Net earnings	$30.8	$29.1	$66.9	$60.2
Diluted earnings per share	$1.56	$1.50	$3.39	$3.11
Shares outstanding - diluted	19.8	19.5	19.7	19.4

MUSCATINE, IOWA, January 31, 2005 – Bandag, Incorporated (NYSE: BDG and BDGA) today reported consolidated net sales for fourth quarter 2004 were $232.8 million, an increase of three percent compared to fourth quarter 2003 consolidated net sales of $225.7 million. Speedco, Bandag’s on-highway quick-service truck lubrication subsidiary, which was acquired in the first quarter of 2004, contributed $16.9 million to fourth quarter 2004 net sales. Net sales were positively impacted by approximately $6.5 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.

Consolidated net earnings were $30.8 million, or $1.56 per diluted share, for the fourth quarter of 2004, which compares to fourth quarter 2003 consolidated net earnings of $29.1 million, or $1.50 per diluted share. Net earnings for the fourth quarter of 2004 includes a gain of approximately $6.0 million ($3.7 million after tax, or $0.19 per diluted share), due to the sale of assets. Net earnings for the fourth quarter of 2004 were also favorably impacted by $6.4 million, or $0.32 per diluted share, for

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 — Url www.bandag.com

the resolution and reassessment of certain tax matters. Fourth quarter 2003 net earnings included favorable tax adjustments of $3.0 million, or $0.15 per diluted share, due to the resolution of certain tax matters.

For the full year 2004, Bandag reported consolidated net earnings of $66.9 million, or $3.39 per diluted share, compared to 2003 consolidated net earnings of $60.2 million, or $3.11 per diluted share. Consolidated net sales for 2004 increased five percent to $854.2 million from $816.4 million in 2003. Speedco contributed $55.1 million to net sales in 2004.

In announcing fourth quarter 2004 results, Martin G. Carver, Bandag’s Chairman of the Board and Chief Executive Officer, said, “Bandag’s fourth quarter tread shipments were down approximately ten percent, reflecting a combination of factors including the loss of the Roadway business, dealers in Europe and Brazil buying ahead of price increases announced in the third quarter and the reduction in the number of dealers in some markets. In addition, dealers in North America increased purchases in the fourth quarter of 2003 to take advantage of a year-end incentive program that was significantly modified in 2004. Purchases of new trucking equipment increased significantly in 2004. According to some analysts, large fleets have elected to replace rather than expand their capacity which may have adversely impacted the sale of retreads. Typically, an increase in new equipment purchases precedes increased demand for new and retread replacement tires by several months.” Noting several challenging market factors such as higher raw material costs and Bandag distribution reductions in Europe and elsewhere, Mr. Carver said, “While fourth quarter tread volume was off approximately ten percent, full-year volume was off by less than one percent.” He added that Bandag made significant strategic progress during the quarter, citing the company’s December announcement of its new tire management outsourcing agreement with U.S. Xpress Leasing, Inc., the November opening of Speedco’s first new full-service location and continued tire lane expansion of existing sites, and continued performance improvement at Tire Distribution Systems, Inc. (TDS), Bandag’s tire distribution subsidiary.

Financial Highlights

•	Factors that affected consolidated net sales for the fourth quarter of 2004 as compared to the fourth quarter of 2003 were:
°	North America business unit volume and net sales decreased nine percent, a portion of which is attributed to the loss of the Roadway business. The North America business unit announced a price increase effective December 1, 2004. The increase varies between products and countries, but the weighted average increases are approximately five percent.
°	Speedco net sales were $16.9 million for the quarter.
°	European business unit volume decreased fifteen percent and net sales decreased one percent. Net sales were positively impacted by approximately $4.3 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
°	International business unit volume decreased eight percent while net sales increased eight percent. Net sales were positively impacted by price increases and by approximately $1.0 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.

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°	Net sales from TDS were $48.3 million, compared to $49.3 million in the fourth quarter of 2003. In November 2004, TDS sold fifteen Texas locations. These locations had net sales of $59.6 million in 2004 prior to being sold, and $65.8 million for the year ended December 31, 2003.
•	Fourth quarter 2004 consolidated gross margin declined by three percentage points. The decrease in consolidated gross margin is primarily due to the North America business unit gross margin decreasing five percentage points, mostly due to an increase in raw material costs.
•	Consolidated operating and other expenses for fourth quarter 2004 were $8.4 million higher than the prior year period, primarily due to $5.0 million in expense related to Speedco operations. Corporate expense and other was negatively impacted by $1.7 million of net foreign exchange losses related to U.S. dollar cash balances held outside the United States, compared to a loss of $0.3 million in the fourth quarter of 2003.
•	Other income was positively impacted by $6.0 million due to the gain on sale of assets.

On January 20, 2005, Bandag notified the Securities and Exchange Commission through a filing of Form 8-K that reported earnings for fiscal years 1997 through 2002 will be restated to correct for an accounting error in 1997 and 1998 related to the acquisition of tire dealerships by TDS. The restatement will have no impact on Bandag’s previously reported revenues or cash flows and will not change net earnings for fiscal years 2003 or 2004.

Commenting on the overall outlook for 2005, Mr. Carver said, “Even though 2004 had its challenges, we made considerable strategic progress, including the acquisition of an 87.5% interest in Speedco, and in demonstrating the strength and attractiveness of Bandag’s fleet offerings. While strong trucking activity in North America is cause for optimism as we enter 2005, we continue to take a conservative view of the global economy given continued uncertainties concerning the strength of the U.S. dollar and the volatility of raw material costs.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of approximately 1,000 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
Consolidated Statements of Earnings	2004	2003	2004	2003
Income
Net sales	$232,783	$225,651	$854,193	$816,397
Other	7,786	1,795	13,760	6,954

	240,569	227,446	867,953	823,351
Costs and expenses
Cost of products sold	144,038	133,482	536,116	508,139
Operating & other expenses	67,299	58,915	249,828	233,744

	211,337	192,397	785,944	741,883
Income from operations	29,232	35,049	82,009	81,468
Interest income	1,502	1,329	4,883	4,835
Interest expense	(596)	(666)	(1,990)	(2,403)

Earnings before income taxes and minority interest	30,138	35,712	84,902	83,900
Income taxes	(793)	6,593	17,648	23,700
Minority interest	88	--	374	--

Net earnings	$30,843	$29,119	$66,880	$60,200

Earnings per share
Basic	$1.60	$1.52	$3.47	$3.14
Diluted	$1.56	$1.50	$3.39	$3.11
Weighted average shares outstanding
Basic	19,333	19,193	19,293	19,161
Diluted	19,795	19,451	19,707	19,369

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
Segment Information	2004	2003	2004	2003
Net Sales

North America	$110,702	$121,380	$401,778	$399,939
Europe	28,168	28,403	90,689	83,064
International	28,714	26,587	105,866	93,667
TDS	48,268	49,281	200,795	239,727
Speedco	16,931	--	55,065	--

Total net sales	$232,783	$225,651	$854,193	$816,397

Segment Operating Profit (Loss)
North America	$26,102	$29,957	$72,529	$78,524
Europe	2,456	2,402	2,789	3,442
International	4,177	4,049	14,886	13,102
TDS	818	1,598	1,506	(3,017)
Speedco	1,613	--	6,249	--
Corporate expenses & other	(5,934)	(2,957)	(15,950)	(10,583)
Net interest income	906	663	2,893	2,432

Earnings before income taxes and minority interest	$30,138	$35,712	$84,902	$83,900

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	Dec. 31, 2004	Dec. 31, 2003
Assets:
Cash and cash equivalents	$202,761	$189,976
Investments	--	10,808
Accounts receivable - net	157,809	156,894
Inventories	69,892	62,765
Other current assets	55,793	78,733

Total current assets	486,255	499,176
Property, plant, and equipment - net	170,018	107,975
Other assets	74,454	50,136

Total assets	$730,727	$657,287

Liabilities & shareholders' equity:
Accounts payable	$33,138	$25,710
Income taxes payable	2,995	14,946
Accrued liabilities	104,559	97,285
Short-term notes payable and current portion of other obligations	17,480	10,252

Total current liabilities	158,172	148,193
Long-term debt and other obligations	30,328	35,259
Deferred income tax liabilities	7,502	--
Minority interest	2,417	--
Shareholders' equity
Common stock	19,451	19,269
Additional paid-in capital	28,861	17,903
Retained earnings	513,152	474,257
Accumulated other comprehensive loss	(29,156)	(37,594)

Total shareholders' equity	532,308	473,835

Total liabilities & shareholders' equity	$730,727	$657,287

	Twelve Months Ended December 31,
Condensed Consolidated Statements of Cash Flows	2004	2003
Operating Activities
Net earnings	$66,880	$60,200
Provisions for depreciation and amortization	28,200	27,179
Decrease (increase) in operating assets and liabilities - net	(23)	(9,257)

Net cash provided by operating activities	95,057	78,122
Investing Activities
Additions to property, plant and equipment	(39,230)	(16,265)
Sales of investments - net	10,808	3,453
Payments for acquisitions of businesses	(73,460)	--
Proceeds from divestiture of businesses	15,255	21,315
Proceeds from sale of tire and wheel assets	34,023	--

Net cash provided by (used in) investing activities	(52,604)	8,503
Financing Activities
Principal payments on short-term notes payable and other long-term
liabilities	(7,368)	(7,066)
Cash dividends	(25,164)	(24,595)
Purchases of common stock	(2,844)	(238)
Stock options exercised	4,154	1,300

Net cash used in financing activities	(31,222)	(30,599)
Effect of exchange rate changes on cash and cash equivalents	1,554	4,538

Increase (decrease) in cash and cash equivalents	12,785	60,564
Cash and cash equivalents at beginning of year	189,976	129,412

Cash and cash equivalents at end of period	$202,761	$189,976

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